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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2011

Red Bank, N.J. May 13, 2011 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2011 which appear below compared with the second quarter of fiscal 2010.


                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2011   Ended 4/30/2010      Change
                            ---------------   ---------------    ----------
German Royalties Received     $6,965,508         $4,926,049       +41.40%
Net Income                    $6,678,994         $4,618,701       +44.61%
Net Income per Unit             $0.73              $0.50          +46.00%
Distribution per Unit           $0.73              $0.51          +43.14%

Net income in the second quarter of 2011 was higher than the second quarter of 2010 primarily due to the substantial increases in gas prices. While the average value of the Euro relative to the dollar was higher than the second quarter of fiscal 2010, its impact was minor. Gas sales during the second quarter of fiscal 2011 were either virtually flat or showed a slight decline and had only a minor impact on royalty income as compared to the second quarter of fiscal 2010. The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Relevant details are shown below.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2011   Ended 4/30/2010      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)              11.057            11.331            - 2.42%
Gas Prices (Ecents/Kwh)(2)      2.5087            1.9035            +31.79%
Gas Prices ($/Mcf)(3)           $10.06            $ 7.44            +35.22%
Average Exchange Rate (4)       1.3962            1.3586            + 2.77%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 30.098            30.083            + 0.05%
Gas Prices (Ecents/Kwh)         2.6826            2.0857            +28.62%
Gas Prices ($/Mcf)              $10.51            $ 7.83            +34.23%
Average Exchange Rate           1.3989            1.3403            + 4.37%


    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers



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Trust expenses for the second quarter of fiscal 2011 decreased 7.04% to
$287,815 from $309,625 in the second quarter of fiscal 2010 due to a difference in the timing of payments covering insurance costs and reduced legal expenses. For the quarter just ended, Trust interest income was minimal due to the ongoing low interest rates applicable during the period.

Net income for the first six months of fiscal 2011 was higher than the first six months of fiscal 2010 due to substantially higher gas prices. Gas sales and average exchange rates for the first six months of fiscal 2011 were down slightly compared to the first six months of fiscal 2010.


                              Six Months         Six Months       Percentage
                            Ended 4/30/2011    Ended 4/30/2010      Change
                            ---------------    ---------------    ----------

German Royalties Received     $12,361,791         $9,820,458       +25.88%
Net Income                    $11,763,133         $9,234,992       +27.38%
Net Income per Unit              $1.28              $1.00          +28.00%
Distribution per Unit            $1.28              $1.01          +26.73%

The previously declared distribution of 73 cents per unit will be paid on May 25, 2011 to owners of record as of May 13, 2011. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008, or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.